EXHIBIT 4.9

SIXTH AMENDMENT
TO THE INTERNATIONAL SPECIALTY PRODUCTS INC.
401(k) PLAN

THIS SIXTH AMENDMENT, is made on this 20th day of September, 2012, to the International Specialty Products Inc. 401(k) Plan, amended and restated effective as of January 1, 2009, and as subsequently amended from time to time (the “Plan”), by International Specialty Products Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries under the terms and provisions of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 10.1 of the Plan; and

WHEREAS, the Company desires to amend the Plan to provide for the following:

NOW, THEREFORE, effective July 1, 2012, the Plan is amended as follows:

1.           Section 2.49 the Plan shall be restated in its entirety to read as follows:

““Plan Administrator” shall mean the Ashland Inc. Investment and Administrative Oversight Committee.  The Investment and Administrative Oversight Committee shall consist of employees who shall be appointed or removed from time to time by the board of directors of Ashland Inc.  A member may serve upon the Investment and Administrative Oversight Committee.  No member of the Investment and Administrative Oversight Committee shall receive compensation for their services as such.  The Investment and Administrative Oversight Committee shall report to the participating companies annually and that such other time as they may request.”

2.           Section 2.69 of the Plan shall be restated in its entirety to read as follows:

““Trust Agreement” shall mean the trust agreement between the Plan Sponsor or Affiliate and the Trustee.”

3.           Section 2.70 of the Plan shall be restated in its entirety to read as follows:

““Trustee”. shall mean the party or parties, individual or corporate, named in the trust agreement and any duly appointed additional or successor Trustee or Trustees acting thereunder.”

4.           Sections 3.1(c) and (d) of the Plan shall be deleted in their entirety and the remainder of Section 3.1 shall be renumbered accordingly.

5.           In all other respects, the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Amended has been executed on this 20th day of September, 2012.

INTERNATIONAL SPECIALTY PRODUCTS INC.

/s/ Susan Esler
Authorized Representative

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